EXHIBIT 4


                             PLD TELEKOM INC.
                            680 Fifth Avenue
                        New York, New York  10019


                                        April 19, 1998


 News America Incorporated
 1211 Avenue of the Americas
 New York, New York   10036

                Re:  Directors Nomination Agreement

 Gentlemen:

           Reference is made to (i) that certain Stock Purchase Agreement, dated April 19, 1998 (the "Stock Purchase Agreement"), by and between Cable and Wireless plc, a public limited company organized under the laws of England ("C&W"), and News America Incorporated, a corporation organized under the laws of the State of Delaware ("News America"), relating to the purchase by News America from C&W of the PLD Shares, the PLD Warrant, the CIBBV Exchange Shares and the Holdings Shares (each, as defined in the Stock Purchase Agreement and collectively, the "PLD Interest"), which PLD Interest shall, immediately upon the consummation of the transactions contemplated by the Stock Purchase Agreement and the Asset Exchange Agreement (as defined below), be assigned by News America to NewsLogo LLC, a Delaware limited liability company that is a newly-formed indirect subsidiary of News America (the "Venture), and (ii) that certain Asset Exchange Agreement, dated April 19, 1998, by and between PLD Telekom Inc., a Delaware corporation ("PLD") and News America Incorporated (the "Asset Exchange Agreement"; the Asset Exchange Agreement and the Stock Purchase Agreement are collectively referred to herein as the "Agreements") relating to the exchange by News America with PLD of the Holdings Shares for the New
 PLD Shares (as defined in the Asset Exchange Agreement).   Upon the
 consummation of the transactions contemplated by the Stock Purchase Agreement and the Asset Exchange Agreement and the assignment referred to above, the Venture will own approximately thirty-eight percent (38%) of the issued and outstanding capital stock of PLD.

           In recognition of the significant shareholding position that will be held by the Venture after consummation of the transactions contemplated by the Stock Purchase Agreement and the Asset Exchange Agreement, we have agreed with you as follows:

           1.  Designation and Number of Directors.

            (a) Simultaneously with the closing of the Agreements, PLD shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary and reasonably appropriate (i) to cause the Board of Directors of PLD to set the size of the Board at ten
 (10) and (ii) to cause the Board to elect as directors four (4) individuals designated by the Venture.

           (b) Thereafter, throughout the term of this Agreement, PLD will nominate and solicit proxies (and if properly executed and otherwise valid, cause such proxies to be voted in accordance with the instructions thereon) for election as directors at each annual meeting of stockholders (or, if applicable, at any special meeting of stockholders) of PLD, that number of individuals designated by the Venture.

           (c) The number of individuals that the Venture shall be permitted to designate will be based upon the aggregate percentage of the total issued and outstanding shares of PLD's common stock (the "Total Shares Outstanding") owned of record and beneficially by the Venture, and The News Corporation Limited and its subsidiaries and affiliates, together, as follows:

 Number of designees           Percentage of Total Shares Outstanding Owned

      4                                    23% or over
      3                                    15%   22.99%
      2                                    10%   14.99%
      1                                         5%-9.9%
      0                                        below 5%

           (d) In the event that the number of directors comprising the entire Board shall be increased beyond ten (10), the number of directors that the Venture shall be entitled to designate based on its share ownership shall be appropriately and proportionately adjusted, any number resulting from such adjustment which is not a whole number being rounded up to the nearest whole number.

           (e) Any person who is designated by the Venture and subsequently elected as a director of PLD shall be referred to herein as a "Venture Director".

           2.  Removal and Replacement of Directors.   (a) The Venture shall
 be entitled at any time and for any reason (or for no reason) to designate a Venture Director for removal, and at any meeting of stockholders called for the purpose of voting on the removal of directors, PLD shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary and reasonably appropriate to cause the Board, or the stockholders of PLD, as the case may be, to remove such Venture Director.

           (b) If, prior to his or her election to the Board pursuant to the terms of this letter agreement, an individual designated by Venture shall be unable or unwilling to serve as a director of PLD, the Venture shall be entitled to nominate a replacement who shall then be designated for purposes of this letter agreement. If, following election to the Board pursuant to this letter agreement, a Venture Director shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of PLD, the Venture shall notify the Board in writing of a replacement director, and PLD shall use its best efforts to cause the Board to take all action necessary or appropriate to cause such replacement director to be elected as a director of PLD.

           3. Term. This letter agreement shall commence on the date hereof and remain in force for a period of ten (10) years from the date hereof.

           4.  Miscellaneous.

           (a) Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement signed by the parties hereto.

           (b) Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           The parties agree that proportional representation on the Board of Directors of PLD at least as favorable to the Venture as is set forth in this Agreement is of the essence of this Agreement, and the parties further agree that if the specific terms of this Agreement shall be unable to be implemented by reason of the rules of any regulatory or supervisory body having jurisdiction over PLD or the PLD Common Stock, the parties will negotiate with each other in good faith to implement an alternative system of proportional representation as near as practicable to the arrangement set forth herein.

           (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

           (i) If to Buyer, to:

           News America Incorporated
           1211 Avenue of the Americas
           New York, New York   10036
           Facsimile:  (212) 768-2029
           Attention:  General Counsel

           (with a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York   10022
           Facsimile: (212) 735-2000
           Attention:  Alan G. Straus, Esq.)

           (ii) If to PLD, to:

           PLD Telekom Inc.
           680 Fifth Avenue
           24th Floor
           New York, New York  10019
           Facsimile: (212) 262-8870
           Attention:  James Hatt

           (d) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

           (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

           (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           (g) Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

           (h) Entire Agreement. This Agreement, including the documents, schedules and certificates referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

           If this letter correctly sets forth the agreement between us, please countersign in the space provided below, whereupon this letter shall become a binding agreement between us.

                               Very truly yours,

                               PLD TELEKOM INC.

                               By: /s/ JAMES R.S. HATT
                                  -----------------------
                               Name:   JAMES R.S. HATT
                               Title:  DIRECTOR

 Accepted and agreed to
 as of the date first above written:

      NEWS AMERICA INCORPORATED

      By: /s/ JOHN P. NALLEN
         ----------------------
      Name:   JOHN P. NALLEN
      Title:  SENIOR VICE PRESIDENT